Ex-99.1


Perfisans Holdings Inc. Closes Acquisition of Perfisans Networks Corporation



TORONTO--(BUSINESS       WIRE)--Dec.      22,      2003--Perfisans      Holdings
Inc.(NASDAQ-OTCBB:PFNH) (PFNH.OB) formerly Griffin Industries, Inc.(NASDAQ-OTCBB:PFNH) today announced that it closed on the acquisition of Perfisans Networks Corporation, whereby Perfisans became a wholly-owned subsidiary of Perfisans Holdings. Perfisans is a semiconductor company providing chip solutions to the networking and storage industry. Its chips will allow computer manufacturers to quickly and effectively provide higher performance than what is available in the market today. At the same time, Perfisans chips will also provide a significantly lower cost solution to their customers. Pursuant to the acquisition, Griffin changed its name to Perfisans Holdings Inc.(NASDAQ-OTCBB:PFNH) Details of the acquisition will be disclosed in a pending 8-K to be filed with the SEC, within the regulatory time period.

Perfisans is rapidly establishing its name in the Application Specific Integrated Circuit (ASIC) semiconductor industry. Perfisans solutions provide cost effective, high performance network chips and storage chips to manufacturers in the dynamic high growth computer industry. Perfisans will be the first company to bring an expensive enterprise Gigabit Ethernet solution with TCP offload engine (TOE) implementation at average consumer affordable pricing. Perfisans TOE technology addresses the ever-increasing networking bottleneck by offering both increased network performance and the ability to offload processing network protocol. Perfisans plans to launch its TOE network chip in Q1 2004. Current discussions with manufacturers are also underway to complete sales agreements for this product in the first half of 2004.

To-Hon Lam, current CEO of Perfisans states, "This merger will allow Perfisans to increase its visibility to the investment and commercial marketplaces. Through this merger, Perfisans intends to raise awareness of its product line among the investment community and of the rapidly growing potential of the networking and storage semi-conductor industry. The merger opens the door for Perfisans to explore new opportunities in the public investment market and expands its position in the rapidly growing field worldwide."

About Perfisans Networks Corporation

Perfisans Networks Corporation is an advanced ASIC design house focused on new generation networks and storage chips. Perfisans Networks Corporation was founded in 2001 and is quickly being recognized as an innovator in network interface products. More information can be obtained from the company's web site located at www.perfisans.com.

Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Perfisans Networks Corporation ("the Company"), or industry results, to be materially difference from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under "Search for Company Filings".


    CONTACT: Perfisans Networks Corporation
             Alpha Pang, Investors Relations, 905-943-9996, Ext:230 email: alpha@perfisans.com

    SOURCE: Perfisans Networks Corporation